UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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SCHEDULE 14C INFORMATION

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Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

(Amendment No. 3)

Check the appropriate box:

[x]           Preliminary Information Statement
[  ]           Confidential, For Use of the Commission Only (as permitted by Rule 14c-5(d) (2))
[  ]           Definitive Information Statement

CN Dragon Corporation
(fka, Wavelit, Inc.)

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[x]           No fee required
[  ]           Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange ActRule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid: N/A

[  ]     Fee paid previously with preliminary materials.
[  ]     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid: N/A
(2) Form, Schedule or Registration Statement No.: N/A
(3) Filing Party: CN Dragon Corporation
(4) Date Filed: N/A

CN Dragon Corporation
(fka Wavelit, Inc.)
8/F Paul Y Centre
51 Hung To Road, Kwun Tong
Kowloon, Hong Kong

January 12, 2010

To the Shareholders:

The purpose of this Information Statement is to is to inform the holders of record, as of the close of business on February 12, 2009 (the "Record Date"), of shares of common stock, par value $0.001 per share (the "Common Stock") of CN Dragon Corporation, a Nevada corporation (fka, Wavelit, Inc.) ("the Company"), that our Board of Directors and holders of a majority of our capital stock as of the Record Date have given written consent as of February 10, 2009, to approve the following:

The spin-off of CN Dragon Corporation's wholly-owned subsidiaries: Galaxy Networks, Inc. (Canada), Galaxy Networks, Inc. (USA) and China Teletech Limited (fka, Stream Horizon Studios, Ltd.) (Canada), resulting in the CN Dragon Corporation shareholders, on the Record Date, owning a direct interest in each of the three subsidiaries that is proportionate to their ownership in CN Dragon Corporation

Nevada corporation law and the Company's bylaws permit holders of a majority of the voting power to take stockholder action by written consent.  Accordingly, the Company will not hold a meeting of its stockholders to consider or vote upon the subsidiary spin-off as described in this Information Statement.

We encourage you to read the attached Information Statement carefully, including the exhibits, for further information regarding these actions.  In accordance with Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act"), the approval of the action described herein by the holders of a majority of the voting power of the Company will be deemed ratified and effective at a date that is at least 20 days after the date this Information Statement has been mailed or furnished to our stockholders.  This Information Statement is first being mailed or furnished to stockholders on or about January 12, 2010.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS' MEETING WILL BE HELD TO CONSIDER THE MATTERS DESCRIBED HEREIN.

This Information Statement is being furnished to you solely for the purpose of informing stockholders of the matters described herein in compliance with Regulation 14C of the Exchange Act.

By Order of the Board of Directors
/s/ Chong Him Lau
    Chong Him Lau
                  Director

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

CN Dragon Corporation
(fka Wavelit, Inc.)
8/F Paul Y Centre
51 Hung To Road, Kwun Tong
Kowloon, Hong Kong

INFORMATION STATEMENT
AND NOTICE OF ACTIONS TAKEN
BY WRITTEN CONSENT OF THE MAJORITY STOCKHOLDERS

General Information

This Information Statement is being provided to the Shareholders of CN Dragon Corporation ("the Company"), in connection with our prior receipt of approval by written consent, in lieu of a meeting of shareholders, to approve the following:

The spin-off of CN Dragon Corporation's wholly-owned subsidiaries: Galaxy Networks, Inc. (Canada), Galaxy Networks, Inc. (USA) and China Teletech Limited (Canada)  resulting in the CN Dragon Corporation shareholders, on the Record Date, owning a direct interest in each of the three subsidiaries that is proportionate to their ownership in CN Dragon Corporation

The Company will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing.  The Company will only deliver one Information Statement to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders.  The Company will promptly deliver a separate copy of this Information Statement and future stockholder communication documents to any stockholder at a shared address to which a single copy of this Information Statement was delivered, or deliver a single copy of this Information Statement and future stockholder communication documents to any stockholder or holders sharing an address to which multiple copies are now delivered, upon written or oral request to the following address:

CN Dragon Corporation
8/F Paul Y Centre
51 Hung To Road, Kwun Tong
Kowloon, Hong Kong

Stockholders may also address future requests regarding delivery of information statements and/or annual reports by contacting the Company at the address listed above.

Information on Consenting Stockholders

Pursuant to the Company's Bylaws and the Nevada Corporate Law, the dividend spin off our wholly-owned subsidiaries must be approved by the vote of the holders of shares representing a majority of the voting power of the common stock.  The Company's Articles of Incorporation do not authorize cumulative voting.

Outstanding Voting Stock of the Company

As of the Record Date, the Company had:  250,000,000 authorized shares of common stock, of which 70,919,945 were issued and outstanding and 375,000,000 authorized shares of preferred stock of which no shares were issued and outstanding.

On February 10, 2009, the consenting stockholders voted in favor of the actions described by written consent.  Each share of Common Stock entitles the holder to one (1) vote on all matters submitted to the shareholders.

Consenting Stockholders	Number of shares held	% owned

ATB Company	40,000,000	56%

The elimination of the need for a special meeting of shareholders to approve the corporate actions is authorized by Section 78.320 of the Nevada Revised Statutes which provides that any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting, if before or after the action, a written consent thereto is signed by stockholders holding at least a majority of the voting power.  In order to eliminate the costs and management time involved in holding a special meeting and in order to effect the corporate actions as early as possible to accomplish the purposes of the company as hereafter described, the company decided to proceed with the corporate actions by obtaining the written consent of shareholders holding a majority of the voting power of the Company.

Each of the subsidiaries, Galaxy Networks, Inc. (Canada), Galaxy Networks, Inc. (USA) and China Teletech Limited (Canada), plan to file a Registration Statement with the U. S. Securities and Exchange Commission to register the spin-off dividend. The shareholders of Wavelit will not receive their spin-off shares until the Registration Statement for each subsidiary becomes effective.

Security Ownership of Certain Owners and Management

The following table sets forth certain information regarding our common stock beneficially owned as of December 3, 2009, by:

(i)	each stockholder known by us to be the beneficial owner of five (5%) percent or more of our outstanding common stock;

(ii)	each person intending to file a written consent to the adoption of the dividend subsidiary spin-off described herein, and

(ii)           each of our directors; and

(iii)           all executive officers and directors as a group.

This information as to beneficial ownership was furnished to the Company by or on behalf of each person named.  As at December 3, 2009, there were 180,469,940 shares of our common stock issued and outstanding.
Name And Address	Number Of Shares Beneficially Owned	Percentage Owned

Chong Him Lau (1)	0	0%
Teck Fong Kong (2)	15,750,000	9%
ATB Company (3)	15,000,000	8%
Hai Ying Chen (4)	15,750,000	9%
Wei Ying He (5)	15,750,000	9%
Hui Yi Liang (6)	15,750,000	9%
Chean Shen Lim (7)	15,750,000	9%
Cheng Wai Wong (8)	21,000,000	12%
Lian Yin Properties (9)	5,250,000	3%
All Officers and Directors as Group	15,750,000	9%

Total	120,000,000	68%

The addresses are:

(1)           8/F Paul Y Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong
(2)	30-2-3 Jamnah View, Jalan Buloh, Perindu, Off Jalan Damansara, 59000, Taman SA Malaysia
(3)           1713 Steamboat Drive, Henderson, NC 89014-4088
(4)	Room 705, Block 32, Yaji Mansion, Agile Garden, Nancun Town, Panyu District, Guangzhou, China
(5)	Apt. 705, No.4 Zhoumen West Street, Off Zhongshan Ba Lu, Liwan District, Guangzhou, China
(6)	Apt. E, 20/F, Block E, Yue Tao Xuan, Regal Rivera Garden, Yi Zhou Road, Haizhu District, Guangzhou 510310, China
(7)           21, Jalan SS20/14, Damansara Utama, Petaling Jaya 47400, Selangor, Malaysia
(8)           Block 22, St.George’s Road #18-180, Singapore 321022
(9)           Suite 729, Sun Kompleks, Jalan Bukit, Bintang, 55100 Kuala Lumpur Malaysia

Beneficial ownership is determined in accordance with the rules and regulations of the SEC.  The number of shares and the percentage beneficially owned by each individual listed above include shares that are subject to options held by that individual that are immediately exercisable or exercisable within 60 days from the date of this registration statement and the number of shares and the percentage beneficially owned by all officers and directors as a group includes shares subject to options held by all officers and directors as a group that are immediately exercisable or exercisable within 60 days from the date of this registration statement.

QUESTIONS AND ANSWERS ABOUT THE DIVIDEND SPIN-OFF

What do stockholders need to do to participate in the spin-off?

Nothing. You are not required to take any action to receive common stock in the dividend spin-off, although we urge you to read this entire document carefully. No stockholder approval of the distribution is required by applicable law, and we are not seeking such stockholder approval.

Do I have to pay anything for the dividend stock?

No. You do not have to pay anything for the dividend stock you receive in the distribution. The distribution is in effect a dividend of certain property owned by the Company to its stockholders.

Do I have to send in my old CN Dragon Corporation stock certificate?

No. You do not have to do anything to receive the dividend stock.  If you were a stockholder as of the Record Date of the distribution, you will be automatically credited with shares of Galaxy Networks, Inc. (Canada), Galaxy Networks, Inc. (USA) and China Teletech (Canada) common stock at the time the distributions are made.

How many shares of common stock will I receive?

You will receive one share of Galaxy Networks, Inc. (Canada), Galaxy Networks, Inc. (USA) and China Teletech Limited (Canada) common stock for each share of CN Dragon Corporation common stock you own as of the distribution Record Date. The Record Date for the distribution is February 12, 2009.

Will I get a stock certificate?

No. You will not automatically receive a paper certificate for your shares of Galaxy Networks, Inc. (Canada), Galaxy Networks, Inc. (USA) and China Teletech Limited (Canada) common stock.  Prior to the effective date of the distribution, our transfer agent will create an account for each CN Dragon Corporation stockholder as of the Record Date. On the effective date of the distribution, the transfer agent will credit the shares issued to each registered stockholder to their respective accounts with the transfer agent. This is called a “book-entry” system.

Will my CN Dragon Corporation (fka, Wavelit, Inc.) common stock continue to be publicly traded?

Yes. The CN Dragon Corporation common stock will continue to be traded on the over the counter Bulletin Board.

Will the dividend shares I receive in the distribution be publicly traded?

No.  The dividend shares you receive for Galaxy Networks, Inc. (Canada), Galaxy Networks, Inc. (USA) and Stream Horizon Studios Ltd. (Canada) will not be publicly traded at the time you receive the shares.

RISK FACTORS RELATING TO THE DISTRIBUTION

If the spin-off is determined to be a taxable transaction, you and CN Dragon Corporation  could be subject to material amounts of taxes.

CN Dragon Corporation and its Board of Directors have structured the distribution to qualify as a tax-free distribution to its stockholders under Section 355 of the Internal Revenue Code of 1986. If, however, the IRS determines that the distribution does not qualify as a tax-free transaction because of its structure, alleged lack of business purpose, or subsequent acquisitions or issuance of 50% or more of our common stock, you and CN Dragon Corporation could be subject to material amounts of taxes.

Certain adverse tax consequences could arise by reason of the distribution.

It is possible that our stockholders could recognize a taxable gain if the IRS were to assert that the distribution was without sufficient business purpose. This would have adverse consequences to CN Dragon Corporation, which may then have to recognize a taxable capital gain on the difference between the fair market value of the 100% interest in the subsidiaries it is distributing to its stockholders and CN Dragon Corporation`s tax basis in its subsidiary stock. Furthermore, if the IRS successfully challenges the tax-free status of the distribution, those CN Dragon Corporation stockholders who receive the subsidiary common stock in the distribution may suffer adverse tax consequences resulting from the characterization of the distribution as a taxable dividend to such stockholders.

EXPLANATION OF ACTIONS TO BE TAKEN FOR THE DIVIDEND SPIN-OFF

The Board of Directors of the Company has adopted a resolution to spin off its wholly owned subsidiaries; Galaxy Networks, Inc. (Canada), Galaxy Networks, Inc. (USA) and China Teletech Limited (Canada), resulting in the CN Dragon Corporation shareholders on the Record Date owning a direct interest in the subsidiaries that is proportionate to their ownership in CN Dragon Corporation.

Our board of directors believes that spinning-off its wholly-owned subsidiaries; Galaxy Networks, Inc. (Canada), Galaxy Networks, Inc. (USA) and China Teletech Limited (Canada), will accomplish a number of important objectives.  The spin-offs will separate distinct companies with different financial, investment and operating characteristics so that each can adopt business strategies and objectives tailored to their respective markets.  This will allow the companies that have operations that are inconsistent with each other to better prioritize the allocation of their management and their financial resources for achievement of their corporate objectives.

As of the date of this Amended Information Statement, our wholly-owned subsidiary; China Teletech Limited (Canada) has identified a target company known as China Teletech Limited, a British Virgin Islands Company (CTL) and intends to acquire the CTL business by way of a share exchange agreement which will become effective as of the effective date of the spin-off. The share exchange agreement was approved by the China Teletech Limited (Canada) board of directors and by a majority vote of its shareholders on May 20, 2009.  The business of CTL is described below.  The remaining subsidiaries will continue to operate in their respective markets.

Record shareholders of CN Dragon Corporation as of the Record Date of February 12, 2009, will receive one common share of; (i) Galaxy Networks, Inc. (Canada); (ii) Galaxy Networks, Inc. (USA); and (iii) China Teletech Limited (Canada) for every one share of CN Dragon Corporation common stock owned.  The Galaxy Networks, Inc. (Canada), Galaxy Networks, Inc. (USA) and China Teletech Limited (Canada) stock dividend will be based upon 70,919,945 shares of CN Dragon Corporation common stock that are issued and outstanding as of the Record Date.  Following the issuance of the stock dividend, Galaxy Networks, Inc. (Canada), Galaxy Networks, Inc. (USA) and China Teletech Limited (Canada) will each have 70,919,945 common shares issued and outstanding.

Record shareholders of CN Dragon Corporation will not automatically receive a paper certificate for shares of Galaxy Networks, Inc. (Canada), Galaxy Networks, Inc. (USA) and China Teletech Limited (Canada) common stock.  Prior to the effective date of the distribution, our transfer agent will create an account for each CN Dragon Corporation stockholder.

Each of the subsidiaries, Galaxy Networks, Inc. (Canada), Galaxy Networks, Inc. (USA) and China Teletech Limited (Canada), plan to file a Registration Statement with the U. S. Securities and Exchange Commission to register the spin-off dividend. The shareholders of CN Dragon Corporation will not receive their spin-off shares until the Registration Statement for each subsidiary becomes effective.

On the effective date of the distribution, the transfer agent will credit the shares issued to each registered stockholder to their respective accounts with the transfer agent. This is called a “book-entry” system.

CN Dragon Corporation will retain no ownership in Galaxy Networks, Inc. (Canada), Galaxy Networks, Inc. (USA) and China Teletech Limited (Canada) following the issuance of the stock dividends.  Further, Galaxy Networks, Inc. (Canada), Galaxy Networks, Inc. (USA) and China Teletech Limited (Canada) will cease to be a subsidiary of CN Dragon Corporation

Description of CN Dragon Corporation

CN Dragon Corporation (formerly Wavelit, Inc.) is a Nevada corporation, incorporated October 1, 2001.

On or about December 3, 2009, our Board of Directors of CN Dragon Corporation announced that the company had made the determination to change the direction of the company’s current business operations and to direct the Company’s future activities and endeavors into the development, ownership and operation of hotels & leisure facilities in China.  The company intends to derive its revenue and earnings from the operation of hotels & resorts, which includes management and other revenue generated from hotel investments. The company also intends to derive revenue and earnings from the operation of serviced apartments.

The company’s aim is to specialize in the luxury segment of the hospitality sector, targeting the upscale business and leisure traveler and is presently seeking to acquire interests in respect to properties in this segment.  The Company’s long term strategy is to build an asset based portfolio of these businesses throughout China’s fast developing second-tier cities.

Market Place

In 2008, China was the world’s second largest economy with its GDP registering US$ 7.9 trillion. According to the IMF, this figure will be eclipsed this year with China’s GDP already registering US$ 8.7 trillion in Oct 2009. In comparison with the US (1.1%) and Europe (0.80%), China was the fastest growing economy last year with a GDP real growth rate of 9% (CIA). China’s emerging second-tier cities have prospered along with that growth, attracting major investment and developments. With the population’s increased purchasing power, second-tier cities have become an attractive proposition for developers; with such markets evidencing a strong demand for modernization and presenting investors with comfortable room for growth.  The company’s research strategy involves identifying those markets and examining whether they exhibit a demand for luxury hotels & leisure facilities.

Objective

The company’s objective is to fill a niche not presently available, namely the availability of 5-Star hospitality services in China's fastest growing second-tier cities. Consumers in the growing premium segment of these markets are looking for facilities that reflect their image – impressive and worldly. They expect and demand a high quality of service and a full array of amenities which the company will endeavor to provide. Further, the company believes that timing is critical as there is still comfortable room for growth in these markets. By pioneering the development in these cities, our objective is to create a benchmark for future industry players to measure up to.

Description of Precision Aviation, Inc.

On November 22, 2007, the CN Dragon Corporation acquired Precision Aviation, Inc., a Nevada corporation, as its wholly owned subsidiary.  Following the spin-off of Galaxy Networks, Inc., Galaxy US Networks, Inc. and China Teletech Limited, Precision will be the only subsidiary of the Company.

Precision Aviation is in the business of developing, manufacturing and marketing Unmanned Aerial Vehicles (UAVs) for aerial surveillance and scanning missions. Precision markets these production and custom UAVs to civilian, industrial, governmental, policing and military clients.

Precision is a developer and marketer of short, medium and long-range aerial drones. Since the 1940's federal and locals governments have used varying forms of remotely piloted vehicles for many purposes primarily as target practice for manned aircraft. Our drones are intended for both private and governmental use in such a diverse array of applications such as oil and gas exploration, municipal operations, forestry, agriculture and coastal/border surveillance as well as various military applications.

Precision has taken a new approach to the development of UAV technology by making use of advanced composite construction techniques and materials. The company incorporates the latest in ultra light high speed computer processors to deliver a flexible, mission specific UAV to our customers that can perform various complex missions.

While military applications for Precision’s products are a natural in these current times of global instability, Precision is looking forward to a more peaceful future and is focusing not only on military, but also on civilian uses for UAVs. Precision’s products will provide platforms necessary for aerial imaging in industries and sectors as diverse as agricultural, forestry, livestock ranches, law enforcement, environmental protection agencies, coast guard, and even Hollywood. Currently, Precision is aggressively developing a class of micro-UAVs to support law enforcement with perimeter level reconnaissance to preserve the safety of officers in close contact and hostage type situations. These UAVs provide much more focused coverage than having only trained officers at street-level.

Description of Galaxy Networks, Inc. (USA)

Galaxy Networks, Inc. (formerly Eventec, Inc.), is a Nevada corporation, incorporated April 25, 2003. The Company is engaged in the hosting of internet websites and the operation of a server-park in Los Angeles, California, focused on streaming broadband videos.  Galaxy Networks, Inc. is responsible for the Los Angeles premises, contracts with bandwidth suppliers and revenue from local web hosting clients.

The Company designs, develops, manages and markets products and services that provide end-to-end solutions for streaming or broadcasting digital media over the Internet. The Galaxy Media Services Platform is the foundation of the Galaxy Broadcast Network and represents the solution for the next generation of asset management operations. The Platform is principally composed of computer servers, storage devices and network routing and transmission equipment. The delivery of streaming video through Galaxy's network has been optimized to provide a smoother, clearer and more enjoyable viewing experience, even when viewed in full screen mode.

Description Galaxy Networks Inc. (Canada)

Galaxy Networks, Inc., is a British Columbia Canada corporation, incorporated December 13, 2002. The Company is engaged in the development of third generation Internet Services.  The development is currently focused on Streaming Video. Galaxy Networks Inc. is the company responsible for the original development of the Galaxy Encoder, the product eventually known as the Wavelit Encoder.  This is the software product used to broadcast live video globally on Wavelit’s website (previously www.infotecbusinesssystems.com, now www.wavelit.com) content such as, the Famous Eagle Nest webcam of 2006, the African wildlife webcam, and Canadian Grizzly Bear live webcams.  Galaxy has also designed and tested the streaming server products as well.  Galaxy Networks Inc. previously acted as the Administrative Management company for the Canadian operations of Wavelit.

    Description of China Teletech Limited (Canada)

China Teletech Limited, fka, Stream Horizons Studio, Inc. (“China Teletech”) was incorporated under the laws of the Province of British Columbia, Canada on October 1, 2001, under the name Infotec Business Strategies, Inc.  From its inception, China Teletech was engaged in the production of video for broadcast over the internet, both live streaming video and on-demand pre-recorded video.  The full service studio offered full video editing, both post-production and live-editing, “green-screen” video production, digital still photography services, as well as the capability to broadcast and edit together live video feeds from any location with broadband internet services (virtual studio). China Teletech had historically been responsible for the broadcast of various live events and creation of corporate videos for the clients of its parent company, Wavelit, Inc.

Although China Teletech continues to investigate the profitability of pursuing its prior production of internet video for broadcast business, management believed and still believes that there may be more value for its shareholders if the company were able to (i) attract a more substantial operating company and engage in a merger or business combination of some kind, or (ii) acquire assets or shares of an entity actively engaged in business which generates revenues.

China Teletech’ board has investigated several possible merger candidates to determine whether they would add value to China Teletech for the benefit of its shareholders. Following such investigation, the company entered into negotiations with China Teletech Limited, a British Virgin Islands China Teletech, incorporated on January 30, 2008 under the British Virgin Islands Business Companies Act, 2004 (“CTL”).

 On or about May 20, 2009, China Teletech entered into a share exchange agreement (the “Exchange Agreement”) with CTL. Pursuant to the Exchange Agreement, China Teletech agreed to exchange 170,000,000 shares of its common stock for 10 shares of CTL representing 100% of CTL’s issued and outstanding shares, thus making CTL a wholly owned subsidiary of China Teletech. However, pursuant to the terms of the Exchange Agreement, the transaction will not close until China Teletech is able to properly consummate the Spin-Off (the “Closing Transaction”). Following the Closing Transaction, all holders of shares of common stock of Wavelit, Inc. as of the record date of the Spin Off will be issued shares of the China Teletech’s common stock on a one-for-one basis.

CTL’s Business Operations

Currently, CTL maintains two operating subsidiaries in the People’s Republic of China (“PRC”); namely, (a) Shenzhen Rongxin Investment Co., Ltd. (“Shenzhen Rongxin”) and (b) Guangzhou Yueshen Taiyang Network and Technology Co., Ltd. (“Guangzhou Yueshen”).

China Teletech’s current headquarters are located at 8/F Paul Y Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.  Following the Closing Transaction, China Teletech plans to move its corporate headquarters to CTL’s headquarters located at Room A, 20/F, International Trade Residential and Commercial Building, Nanhu Road, Shenzhen, PRC 518002, which is also the registered office of CTL.  CTL’s telephone number is (86) 755-82204422.  CTL’s subsidiary Shenzhen Rongxin is located at Room A, 20/F, International Trade Residential and Commercial Building, Nanhu Road, Shenzhen, PRC 518002, and Guangzhou Yueshen is located at 1/F, No. 139, Yingyuan Road, Yuexiu District, Guangzhou, PRC.

General Company Information

Guangzhou Yueshen is principally engaged in the trading and distribution of rechargeable phone cards, prepaid subway tickets, cellular phones and accessories within the Guangzhou city in China.  Customers of Guangzhou Yueshen embrace wholesalers, retailers, and final users.

Shenzhen Rongxin’s primary business involves the distribution and wholesale of mineral water. Shenzhen Rongxin’s is the legal exclusive supplier of Tibet Glacial 5100 spring water in the Guangdong Province of China which has a population of approximately 110 million.

Business Strategy

CTL plans to expand the trading and distribution of rechargeable phone cards, prepaid subway tickets, cellular phones and accessories in Guangzhou and Shenzhen cities in China, while maintaining its existing position in the trading of mineral water and wines. The Company intends to introduce new software and value-added services through an expanded network of regional stores and strategic partners covering the Guangdong Province and via a virtual store.

Guangzhou Yueshen is one of the top providers of prepaid mobile phone cards in Guangzhou city, serving as a principal agent for China Telecom, China Unicom and China Mobile.  Guangzhou Yueshen plans to duplicate this successful operation in Shenzhen city by utilizing the existing distribution connections Shenzhen Rongxin maintains in such areas through its network of regional stores and strategic partnership in connection with its mineral water and wine business. While it plans to increase service and retail stores across Guangzhou and Shenzhen, Guangzhou Yueshen intends to build further alliances with all available distributors, wholesalers and other retail outlets such as neighborhood convenience stores across Guangdong Province. Guangzhou Yueshen also plans to develop and acquire mobile phone applications and software to expand its product offerings.

Shenzhen Rongxin will continue its successful distribution of mineral water and wines in Guangdong Province.  It is currently the exclusive supplier of Tibet Glacial spring water to the Guangdong Province and the exclusive supplier of wines to the Chinese Armed Forces.

Competition

China mobile phone user base increased to 679 million in April 2009 according to statistics published by China’s Ministry of Industry and Information Technology.  The mobile phone related services industry is competitive and highly fragmented with no standout industry leaders.  Rechargeable phone cards are usually sold though convenience stores, mobile phone service stores and other retail outlets.  Customer demand for rechargeable phone cards is steady with no particular brand loyalty.  Guangzhou Yueshen’s competitive advantage is to offer better customer service, shopping convenience at stores with prime locations, and strategic collaboration with mobile phone distributors, wholesalers and other retail outlets. In addition, as described above, Guangzhou Yueshen will be able to strategically utilize Shenzhen Rongxin’s existing distribution networks to move its rechargeable phone cards, prepaid subway tickets, cellular phones and accessory business into these new geographical areas.

Distribution Methods of Products and Services

Guangzhou Yueshen has an established distribution network with mobile phone distributors, wholesalers and retail outlets in Guangzhou city.  Products are traded on site with little distribution and shipping costs.  CTL projects revenue increase from future expansion by adding additional retail outlets, wholesalers and distributors in the Guangdong Province.  There is no assurance of the revenue increase from future expansion or that expansion will occur at all.

Shenzhen Rongxin also has an established distribution network in Guangdong Province for the resale of mineral water product from a single vendor.  In the case for wine trading, a simple distribution is set up for a single major customer.

Suppliers

Shenzhen Rongxin is subject to concentration of supply shortage risk because it purchases mineral water for resale from a single vendor, Tibet Glacial Mineral Water Co., Ltd. (“Tibet Glacial”). On October 8, 2007, Shenzhen Rongxin entered into purchase agreement whereby Tibet Glacial would provide spring water at fixed price until January 1, 2009 and in return, Shenzhen Rongxin needed to consume no less than 140,000 trunks of bottle water per year. However, CTL’s operation result is correlated with Tibet Glacial’s availability to supply.

Guangzhou Yueshen has a more diverse group of suppliers for the mobile phone related services and dies not plan to rely upon any one major supplier for such products. We believe that there are a number of readily available sources for such products, contributing to our ability to obtain competitive pricing.

Dependence on Major Customers

Shenzhen Rongxin’s trading of wines is highly dependent on one major customer, the Chinese Armed Forces that has over 1 million recruits and staff.  Pursuant to a wine supply agreement with the Military Logistics Department of PRC, Shenzhen Rongxin is authorized to be the exclusive wine supplier from 2009.

Guangzhou Yueshen has a more diverse customer base for the mobile phone related services that focuses on individual retail customers. As such, we do not expect to be dependent on any major customers and do not expect that this will change in the near future.

No Dissenter's Rights

Under Nevada Law, our dissenting shareholders are not entitled to appraisal rights with respect to this dividend subsidiary spin-off, and we will not independently provide our shareholders with any such right.

U.S. Federal Income Tax Consequences

This dividend subsidiary spin-off is intended to be tax-free to the Company and to the Company’s shareholders, for U.S. Federal Income Tax purposes.  You are urged to consult a tax advisor to determine the particular tax consequences of the spin-off to you, including the effect of any federal, state, local and any other tax laws.

Financial and Other Information

The following documents, filed by us with the Commission, are incorporated herein by reference:

(i)	Our Annual Report filed on Form 10-K, for the fiscal year ended April 30, 2009, filed with the Commission on August 13, 2009.

(ii)	Our Quarterly Report filed on Form 10-Q, for the period ended July 31, 2009, filed with the Commission on September 18, 2009.

Any statement contained in a document incorporated or deemed to be incorporated in this Information Statement shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement.

A copy of the documents incorporated herein by reference (excluding exhibits unless such exhibits are specifically incorporated by reference into the information incorporated herein) that are not presented with this document or delivered herewith, will be provided without charge to each person, including any beneficial owner, to whom an Information Statement is delivered, upon oral or written request of any such person and by first-class mail or other equally prompt means. Requests should be directed to the Company at 7216 Enterprise Drive, Las Vegas, Nevada  89147.

Pro-Forma Financial Information

The following financial statements show: the Company’s Audited Balance Sheet as at April 30, 2009; the Company’s Audited Annual Income Statement for the fiscal period ended on April 30, 2009; and the Company’s Unaudited Quarterly Income Statement for the quarter ended on July 31, 2009; pre-split and post-split.  Pre-split contains the consolidated financial statements of parent company, CN Dragon Corp., and its four wholly-owned subsidiaries, Precision Aviation Inc., Galaxy Networks US, Galaxy Networks CDN, and China Teletech Limited.  Post-split contains the pro-forma unaudited consolidated financial statements of parent company CN Dragon Corp, and one wholly-owned subsidiary, Precision Aviation Inc.

CN Dragon Corporation and Subsidiaries, (A Development Stage Company)
Pro-Forma Consolidated Balance Sheets (Unaudited)

	Post-Split	Pre-Split	Effect of
	April 30,	April 30,	Split
	2009	2009
Assets
Current Assets:
Cash	$-	$-	$-
Accounts receivable	10,998	20,142	9,144
Inventory	144,007	144,007	-
Prepaid expenses and deposits	129,237	129,271	34

Total Current Assets	284,242	293,420	9,178

Property and Equipment, net of accumulated depreciation	100,045	218,752	118,707

Other assets, net of accumulated amortization	5,000	7,785	2,785

Goodwill	417,574	417,574	-

Total Assets	$806,861	$937,531	$130,670

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities:
Bank Overdraft	$317	$344	$27
Accounts payable	165,993	270,000	104,007
Accounts payable - related parties	1,422,205	1,472,427	50,222
Note Payable	62,500	109,555	47,055
Total Current Liabilities	1,651,015	1,852,326	201,311

Long Term Liabilities:
Due to Shareholders	1,372,734	1,372,734	-
Total Long Term Liabilities	1,372,734	1,372,734	-

Stockholders’ Equity (Deficit)
Preferred stock, voting; $0.001 par value; 375,000,000 shares authorized;
no shares issued and outstanding at April 30, 2009.	-	-	-
Common stock, voting; $0.001 par value; 250,000,000 shares authorized;
180,469,940 shares issued and outstanding at
April 30, 2009.	80,470	80,470	-
Additional paid in capital	2,336,531	4,143,452	1,806,921
Accumulated other comprehensive income	(4,871)	(68,591)	(63,720))
Deficit accumulated during the development stage	(4,629,017)	(6,442,860)	(1,813,843))

Total Stockholders’ Equity (Deficit)	(2,216,887)	(2,287,528)	(70,641))

Total Liabilities and Stockholders’ Equity (Deficit)	$806,862	$937,532	$130,670

CN Dragon Corporation and Subsidiaries, (A Development Stage Company)
Pro-Forma Consolidated Income Statements (Unaudited)

	Post-Split	Pre-Split	Effect of
	April 30,	April 30,	Split
	2009	2009

Revenues	$25,144	$27,752	$2,608

Cost of Goods Sold	(120,693)	(120,693)	-

Gross Profit	(95,551)	(92,941)	2,608

Expenses
Accounting and Legal	34,208	34,208	-
Advertising and Promotion	5	5	-
Interest, Tax and Bank Charges	91,681	91,851	170
Depreciation	10,600	33,588	22,988
Management Fees	167,500	167,500	-
Licenses, Fees and Dues	1,527	1,527	-
Office and Telephone	134	134	-
Rent and Insurance	2,101	2,101	-
Subcontracts, Wages and Benefits	841,783	841,783	-

Total Expenses	1,149,539 )	1,172,697	23,158

Operating Loss	(1,245,088)	(1,265,638)	(20,550)

Other Income and Expenses
Loss/Gain on Foreign Exchange	4,222	4,222	-
Debt Forgiveness	42,000	42,000	-

Net Loss before Taxes	(1,198,866)	(1,219,416)	(20,550)

Provision for Income Taxes	-	-	-

Net Loss	$(1,198,866)	$(1,219,416)	(20,550)

CN Dragon Corporation and Subsidiaries, (A Development Stage Company)
Pro-Forma Consolidated Income Statements (Unaudited)

	Post-Split	Pre-Split	Effect of
	July 31,	July 31,	Split
	2009	2009

Revenues	$123	$123	$-

Cost of Goods Sold	-	-	-

Gross Profit	123	123	-

Expenses
Accounting and Legal	-	-	-
Advertising and Promotion	-	-	-
Interest, Tax and Bank Charges	75	75
Depreciation	3,450	9,093	5,643
Management Fees	-	-	-
Licenses, Fees and Dues	-	-	-
Office and Telephone	-	-	-
Rent and Insurance	-	-	-
Subcontracts, Wages and Benefits	-	-	-

Total Expenses	3,525	9,168	5,643

Operating Loss	(3,402)	(9,045)	(5,643)

Other Income and Expenses
Loss/Gain on Foreign Exchange	-	-	-
Debt Forgiveness	-	-	-

Net Loss before Taxes	(3,402)	(9,045)	(5,643)

Provision for Income Taxes	-	-	-

Net Loss	(3,402)	(9,045)	(5,643)

Conclusion

As a matter of regulatory compliance, we are sending you this Information Statement which describes the purpose and effect of the dividend spin-off our subsidiaries.  Your consent to the dividend spin-off is not required and is not being solicited in connection with this action.  This Information Statement is intended to provide our stockholders information required by the rules and regulations of the Securities Exchange Act of 1934.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.  THE ATTACHED MATERIAL IS FOR INFORMATIONAL PURPOSES ONLY.

                                   For the Board of Directors of CN Dragon Corporation

/s/ Chong Him Lau
Chong Him Lau
Director